SUB-ITEM 77C: Submission of Matters to a Vote of Security Holders

Special meetings of shareholders of Credit Suisse Global
Fixed Income Fund, Inc. were held on May 2, 2003, May 16,
2003 and June 5, 2003. The results of the votes tabulated at the special meetings are reported below.

To modify the fundamental investment restriction on borrowing money:
For 		5,099,832 shares
Against 	352,830 shares
Abstain 	336,470 shares
To modify the fundamental investment restriction on lending:
For 		5,107,620 shares
Against 	355,379 shares
Abstain 	326,133 shares
To modify the fundamental investment restriction on real estate investments:
For 		5,164,247 shares
Against 	298,397 shares
Abstain 	326,488 shares
To remove the fundamental investment restriction on short sales:
For 		5,101,209 shares
Against 	346,997 shares
Abstain 	340,925 shares
To remove the fundamental investment restriction on margin
transactions:
For 		5,072,100 shares
Against 	377,330 shares
Abstain 	339,701 shares
To remove the fundamental investment restriction on investments in oil, gas and mineral programs:
For 		5,172,333 shares
Against 	283,794 shares
Abstain         333,005 shares
To remove the fundamental investment restriction on investments in securities issued by other investment companies:
For 		5,072,828 shares
Against 	359,426 shares
Abstain         356,878 shares
To change the Fund's investment objective from fundamental to non-fundamental:
For 		4,532,953 shares
Against 	866,192 shares
Abstain 	389,987 shares
To amend the charter to allow involuntary redemptions:
For 		4,552,821 shares
Against 	784,139 shares
Abstain 	452,171 shares